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                                                                 Exhibit-10.8

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of June 7, 2000 (the "Effective Date"), by and among Midwestern Broadcasting Company, Inc., an Ohio corporation (the "Company"), the stockholders of the Company as listed on the signature page(s) of this Agreement (collectively, "Seller"), and Cox Radio, Inc., a Delaware corporation ("Buyer").

                                    Recitals

         The Company owns one hundred (100) percent of the issued and outstanding capital stock of Ring Radio Company ("Ring"), a Georgia corporation, which, along with the Company, owns and operates pursuant to certain licenses, permits and authorizations (as further defined below, the "FCC Authorizations") issued by the Federal Communications Commission (the "FCC") WALR(FM), Athens, Georgia (a radio broadcasting station which is owned by Ring) (referred to herein as a "Station").

         Seller owns all of the issued and outstanding shares of capital stock of the Company, and Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, subject to the terms and conditions of this Agreement.

         Immediately after the effective time of the Closing, Buyer intends to cause Ring to transfer to Salem Communications Corporation and its wholly-owned subsidiary, South Texas Broadcasting, Inc. (collectively, "Salem") certain assets and properties, including the FCC Authorizations, used in the operation of the Station.

                                   Agreement

         NOW, THEREFORE, taking the foregoing into account, and in consideration of the mutual covenants and agreements set forth herein, the parties, intending to be legally bound, hereby agree as follows:

                            ARTICLE 1: DEFINITIONS

         As used herein, the following items shall have the following meaning unless the context requires otherwise:

         "Adjustment Date" means the close of business on the day immediately preceding the Closing Date.

         "Affiliate" of any particular person means any other person controlling, controlled by, or under common control with, such particular person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise.

         "Agreement" means this Stock Purchase Agreement.


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         "Assets" means all right, title and interest of Corporations in all properties, assets, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description, wherever located, including their business and goodwill, including, without limitation, the FCC Authorizations, Tangible Personal Property, Real Property, Time Sales Agreements, Station Contracts, Intangible Property, Programming and Copyrights, Files and Records and Websites, except for the Excluded Assets.

         "Assumed Obligations" means (i) the Closing Company Liabilities; and
(ii) the obligations arising during and attributable to any period after the Closing under the Station Contracts (other than those required by this Agreement to be terminated at or prior to Closing); excluding, however, (A) any obligations or liabilities under any Station Contracts resulting from (1) the failure to obtain any consent required under any Station Contract in connection with the transactions contemplated by the Agreement and (2) any default under any Station Contract prior to or as a result of the Closing, (B) any oral agreements which may exist with the General Sales Manager and the National Sales Manager of the Station regarding promotion to General Manager and General Sales Manager, respectively, of the Station, and (C) the obligation to pay or provide any sales severance or other stay bonus, payment or benefit under any employment agreement conditioned upon or payable in connection with or as a result of the Closing, or calculated with reference to the financial terms of the transaction contemplated by this Agreement.

         "Buyer Indemnitees" has the meaning set forth in Section 10.2(a) of this Agreement.

         "Cap" has the meaning set forth in Section 10.2(a) of this Agreement.

         "Closing" means the closing of the transaction contemplated hereby.

         "Closing Accounts Receivable" means the accounts receivable of the Company and Ring as of the Adjustment Date, as determined on a consolidated basis in accordance with GAAP, that have arisen from the operation of the Station in the ordinary course consistent with past practice, excluding any non-cash receivables under barter agreements.

         "Closing Adjusted Net Worth" means the Closing Current Assets as of the Adjustment Date minus the Closing Company Liabilities as of the Adjustment Date.

         "Closing Current Assets" means the sum of (i) the Closing Accounts Receivable, plus (ii) the prepaid expenses of Company and Ring as of the Adjustment Date (but excluding any such prepaid expenses constituting a part of the Excluded Assets), plus (iii) the financial value of the goods and services to be received after the Closing Date under barter agreements, but excluding the portion, if any, of such value under barter agreements constituting a part of the Excluded Assets and excluding the remaining portion of such value, if any, that exceeds the Trade Liability (as defined in the definition of "Closing Company Liabilities"), all as determined for the Company and Ring on a consolidated basis in accordance with GAAP; provided, however, that the aggregate amount of prepaid expenses included in the Closing Current Assets shall in no event exceed $225,000.

         "Closing Date" means the calendar date on which the Closing occurs.


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         "Closing Company Liabilities" means all Indebtedness and other items
(other than Excluded Liabilities) that would be included as liabilities on a consolidated balance sheet of the Company and Ring as of the Adjustment Date prepared in accordance with GAAP, including without limitation (i) the financial value of all advertising to be provided after the Closing Date under barter agreements (the "Trade Liability") and (ii) all indebtedness for borrowed money and all severance or change of control payments which either the Company or Ring is obligated to make as a result of the transactions contemplated by this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

         "Communications Act" means the Communications Act of 1934.

         "Company" means Midwestern Broadcasting Company, Inc., an Ohio corporation.

         "Contaminant" has the meaning set forth in Section 3.17 of this Agreement.

         "Contest Notice" has the meaning set forth in Section 10.5(b) of this Agreement.

         "Corporations" means Company and/or Ring.

         "Earnest Money" means as of a given date, the amount deposited as of such date with the Escrow Agent under the Escrow Agreement, together with the interest and other earnings thereon as of such date.

         "Effective Date" shall mean the date set forth in the preamble of this Agreement.

         "ERISA" means the Employee Retirement Income Security act of 1974, as amended.

         "Escrow Agent" means Wachovia Bank, N.A.

         "Escrow Agreement" means the Escrow Agreement, in the form of Exhibit 1 attached hereto and dated as of the date hereof, by and among Seller, Buyer and the Escrow Agent relating to the deposit, holding, investment and disbursement of the Earnest Money.

         "Excluded Assets" means (i) all employee benefit plans described in
Section 3.15, (ii) all assets of the Company and Ring which are not primarily used in and do not primarily relate to the operation of the Station, including without limitation those assets identified on Schedule 1, and (iii) cash and cash equivalents.

         "Excluded Liabilities" means all liabilities and obligations of the Company and Ring as of the Adjustment Date (whether secured or unsecured, absolute, accrued, contingent, known or unknown, due or to become due, and regardless of whether required by GAAP to be reflected in a balance sheet or disclosed in the related notes), other than the Assumed Obligations.

         "FCC" means the Federal Communications Commission.


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         "FCC Application" has the meaning set forth in Section 2.8(a) of this
Agreement.

         "FCC Authorizations" means all of the FCC authorizations issued to either of the Corporations, including without limitation all rights in and to the Station call letters and any variations thereof, and all of those FCC authorizations listed and described on Schedule 3.9 attached hereto, and all applications therefor, together with any renewals or extensions thereof and additions thereto.

         "FCC Consent" has the meaning set forth in Section 2.8(b) of this Agreement.

         "Files and Records" means all FCC logs and all files and other records of the Corporations which relate to the Station (other than duplicate copies of such files ("Duplicate Records")), including without limitation all schematics, blueprints, engineering data, customer lists, reports, specifications, projections, statistics, promotional graphics, original art work, mats, plates, negatives and other advertising, marketing or related materials, and all other technical and financial information.

         "Final Action" means an action of the FCC that has not been reversed, stayed, enjoined, set aside, annulled or suspended; with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending; and as to which the normally applicable time for filing any such petition or appeal (administrative or judicial) or for the taking of any such sua sponte action of the FCC has expired.

         "Final Determination" means the final resolution of liability for any Tax for a Taxable Period, including any related interest or penalties, that is final and nonappealable, including by reason of the expiration of the applicable statute of limitations.

         "Financial Statements" has the meaning set forth in Section 3.6 of this Agreement.

         "GAAP" means generally accepted accounting principles as of the date hereof consistently applied throughout the specified period and in prior periods.

         "Holdback" has the meaning set forth in Section 2.5 of this Agreement.

         "Holdback Escrow Agent" has the meaning set forth in Section 2.5 of this Agreement.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "Indebtedness" means all indebtedness, liabilities and obligations required to be accrued on a balance sheet prepared in accordance with GAAP.

         "Indemnifying Party" has the meaning set forth in Section 10.2(c) of this Agreement.

         "Independent Accounting Firm" means KPMG Peat Marwick.


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         "Intangible Property" means all interests of the Corporations as of the date of this Agreement in all trademarks, trade names, service marks, franchises, patents, jingles, slogans, logotypes and other intangible rights, including without limitation all right, title and interest in and to the marks consisting of the Station call letters and any variations thereof, and those acquired by the Corporations between the date hereof and the Closing Date, but in each case excluding any such items constituting a part of the Excluded Assets.

         "Knowledge", including the phrases "to the knowledge of" or "to the best knowledge of" any person and any similar phrase means, with respect to the Seller or the Corporations, the knowledge of the following individuals: Lewis
W. Dickey, Sr., Lewis Dickey, Jr., David Dickey, and the General Manager, Sales Manager and Chief Engineer of the Station.

         "Legal Expenses" has the meaning set forth in Section 10.7 of this Agreement.

         "Liens" has the meaning set forth in Section 2.1 of this Agreement.

         "Material Adverse Effect" shall mean any material adverse effect on the assets, business, results of operation, operations or financial condition of the Corporations, taken as a whole, but excluding any material adverse effect on the Excluded Assets or the business, results of operation or financial condition of the Corporations relating solely to the Excluded Assets; provided that a material adverse effect on the financial condition of the Corporations relating to the Excluded Assets will constitute a Material Adverse Effect unless Seller and Buyer agree in writing prior to Closing on security satisfactory to Buyer, in addition to the Holdback, for performance of any Seller's indemnity obligations that may arise relating to such material adverse effect on the financial condition of the Corporations.

         "Material Station Contracts" means all Station Contracts which involve the payment or receipt in excess of $10,000 per year.

         "Minimum Loss" has the meaning set forth in Section 10.2(a) of this Agreement.

         "Owned Real Property" has the meaning set forth in Section 3.11 of this Agreement.

         "Operating Expense Amount" means the operating expenses of the Station for the 90-day period preceding the Closing Date determined in accordance with GAAP.

         "Permitted Encumbrances" means: (i) inchoate or other liens for real estate taxes not yet due and payable (all such taxes for the periods prior to Closing being Closing Company Liabilities); (ii) liens securing only one or more of the Closing Company Liabilities; and (iii) matters of public record which do not adversely affect the use of any of the Real Property by the Corporations in any material respect.

         "Programming and Copyrights" means all interests of Corporations as of the date of this Agreement in all programs and programming materials and elements of whatever form or nature, whether recorded on tape or any other substance or intended for live performance, and whether completed or in production, and all related common-law and statutory copyrights,


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together with all such programs, materials, elements and copyrights acquired by
Corporations between the date hereof and the Closing Date.

         "Purchase Price" has the meaning set forth in Section 2.2 of this Agreement.

         "Real Property" means all interests of Corporations as of the date of this Agreement in all land, leaseholds, licenses, rights-of-way and other interests of every kind and description in and to all of the real property and buildings and other improvements thereon (other than the Excluded Assets), including without limitation those listed and described on Schedule 3.12 attached hereto, and any additions and improvements thereto between the date of this Agreement and the Closing Date.

         "Real Property Leases" has the meaning set forth in Section 3.11 of this Agreement.

         "Regulatory Clearances" shall mean: (i) the FCC Consent; and (ii) expiration or early termination of the waiting period under the HSR Act.

         "Release" has the meaning set forth in Section 3.17 of this Agreement.

         "Ring" means Ring Radio Company, a Georgia corporation, which is a wholly-owned subsidiary of the Company.

         "Salem" has the meaning set forth in the recitals of this Agreement.

         "Seller" means the stockholders of the Company as listed on the signature page of this Agreement.

         "Seller Indemnitees" has the meaning set forth in Section 10.2(b) of this Agreement.

         "Shares" has the meaning set forth in Section 3.2.1 of this Agreement.

         "Station" means WALR(FM).

         "Station Contracts" means all contracts, agreements and other commitments (other than those constituting Excluded Assets) to which Company or Ring is a party or by which Company, Ring or their respective property is bound or encumbered.

         "Tangible Personal Property" means all interests of Corporations as of the date of this Agreement in all equipment, electrical devices, antennas, cables, vehicles, furniture, fixtures, towers, office materials and supplies, hardware, tools, spare parts, and other tangible personal property of every kind and description, and any additions and improvements thereto between the date of this Agreement and the Closing Date, but in any case excluding, any tangible personal property constituting a part of the Excluded Assets.

         "Target Closing Adjusted Net Worth" means the greater of (i) $2,000,000 or (ii) the Operating Expense Amount.


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         "Tax" means all forms of taxation, whenever created or imposed, whether imposed by a local, municipal, state, foreign, federal or other governmental body or authority, and, without limiting the generality of the foregoing, shall include income, gross receipts, ad valorem, excise, value-added, sales, use, transfer, franchise, license, stamp, occupation, withholding, employment, payroll, property or environmental tax or premium, together with any interest, penalty, addition to tax or additional amount imposed by any governmental body or authority responsible for the imposition of any such tax.

         "Tax Benefit" means, with respect to any Taxable Period, the amount of the actual reduction in an indemnified party's liability for Taxes payable for the Taxable Period as a result of the payment or accrual of any Deficiency indemnifiable under this Agreement. The amount, if any, of a Tax Benefit with respect to a Taxable Period arising from the payment or accrual of any Deficiency indemnifiable under this Agreement shall be determined after first reducing Taxes for the Taxable Period by taking into account all other applicable credits and items of loss, deduction and similar items.

         "Tax Cost" means, with respect to any Taxable Period, the amount of the actual increase in an indemnified party's liability for Taxes payable for the Taxable Period (including as a result of any decrease in a Tax refund or credit) as a result of the accrual or receipt of payment for any Deficiency for which the indemnified party is entitled to indemnification under this Agreement.

         "Taxable Period" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule or regulation.

         "Websites" means all interests of Corporations in any internet domain leases and domain names (but excluding any such leases or names constituting a part of the Excluded Assets), the unrestricted right to the use of HTML content located and publicly accessible from those domain names, and the "visitor" email data base for those sites.

                         ARTICLE 2: SALE AND PURCHASE

         2.1. Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares free and clear of any mortgages, liens, deeds of trust, security interest, pledges, restrictions, prior assignments, choses, claims, defects in tile and encumbrances of any kind of type whatsoever ("Liens"). Such sale, transfer, conveyance, and delivery shall be evidenced by the delivery to Buyer of duly endorsed blank share certificates or share certificates accompanied by duly executed stock powers.

         2.2. Consideration. The purchase price to be paid by Buyer to Seller for the Shares (the "Purchase Price") shall be an aggregate cash amount equal to Two Hundred Eighty Million Dollars ($280,000,000) (which amount is subject to adjustment pursuant to Section 2.4).


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         2.3.     Payment. Buyer in full payment for the Shares shall pay to
Seller at Closing a cash amount equal to (i) the Purchase Price (as preliminarily adjusted pursuant to Section 2.4); less (ii) the amount of the Earnest Money; and less (iii) the amount of the Holdback. The payment shall be made in immediately available funds pursuant to written wire transfer instructions of Seller to be delivered by Seller to Buyer no later than three
(3) business days prior to Closing. Also, at Closing, an amount equal to the Earnest Money shall be paid by the Escrow Agent's disbursement of the Earnest Money to Seller by wire transfer of immediately available funds pursuant to joint written instructions from Seller and Buyer.

         2.4.     Purchase Price Adjustment.

                  2.4.1.   The Purchase Price shall be adjusted as follows:

                           (a) The Purchase Price shall be reduced by the amount, if any, by which the Closing Adjusted Net Worth is less than the Target Closing Adjusted Net Worth; or

                           (b) The Purchase Price shall be increased by the amount, if any, by which the Closing Adjusted Net Worth is greater than the Target Closing Adjusted Net Worth.

                           (c) The adjustment will first be made on a preliminary basis for purposes of Closing in accordance with Section 2.4.2. A final adjustment to the Purchase Price will be made after the Closing based upon the final determination of the Closing Adjusted Net Worth and Target Closing Adjusted Net Worth as provided in Section 2.4.3.

                  2.4.2. Three (3) business days prior to the Closing Date, Seller shall provide Buyer with a reasonably detailed statement (the "Preliminary Adjustment Report") setting forth Seller's reasonable and good faith estimate of the Closing Current Assets, the Closing Company Liabilities, the Operating Expense Amount, the Target Closing Adjusted Net Worth, and the Closing Adjusted Net Worth. The Purchase Price payable on the Closing Date shall be adjusted in accordance with Section 2.4.1 based on the Preliminary Adjustment Report.

                  2.4.3. After the Closing Date, Buyer shall make its determination of the items set forth in the Preliminary Adjustment Report and deliver a written report of such determination to Seller within ninety (90) days after the Closing Date. The items shown in Buyer's report shall be final and binding on the parties for purposes of determining the adjusted Purchase Price under this Section 2.4.3 unless within thirty (30) business days after receiving such report, Seller objects to such determination by giving Buyer written notice setting forth its determination and the basis for its determination. In the event of such an objection and the failure of the parties within twenty (20) business days thereafter to reach agreement, the Independent Accounting Firm shall make a final determination of the adjusted Purchase Price based on its determination of the items set forth in the Preliminary Adjustment Report. Seller and Buyer shall each inform the Independent Accounting Firm in writing of their respective determinations of such items and the adjusted Purchase Price, and shall cooperate as reasonably requested by the Independent Accounting Firm in its determination of all such items. The Independent Accounting Firm shall


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be instructed to complete its determination of the adjusted Purchase Price within thirty (30) days from the date of its engagement and upon completion to inform the parties in writing of its determination, the basis for its determination and whether Seller's or Buyer's written statement of the adjusted Purchase Price is closer to its own determination. The determination by the Independent Accounting Firm shall be final and binding upon the parties for purposes of determining the adjusted Purchase Price under this Section 2.4.3. The fees of the Independent Accounting Firm shall be paid (A) by Buyer if Seller's determination is closer to the Independent Accounting Firm's determination, (B) by Seller if Buyer's determination is closer to the Independent Accounting Firm's determination, and (C) otherwise 50% by Seller and 50% by Buyer. In the event the adjusted Purchase Price as finally determined under this Section 2.4.3 exceeds or is less than the preliminary determination of the adjusted Purchase Price under Section 2.4.2, Seller or Buyer, as appropriate, shall pay the other the amount of such excess or deficiency within ten (10) business days after the final determination of the adjusted Purchase Price.

         2.5. Holdback. At Closing, Buyer shall deposit $10,000,000 in cash (the "Holdback") in escrow with Wachovia Bank, N.A. (the "Holdback Escrow Agent"), pursuant to the Holdback Escrow Agreement as of the Closing Date (in the form attached hereto as Exhibit 2.5) among Buyer and Seller and the Holdback Escrow Agent. Such funds shall be applied as follows: (i) if after Closing a Deficiency (as defined in Section 10.3(a)) is established pursuant to
Article 10, then Buyer shall be entitled to recover part or all of the Holdback reflecting the amount of such Deficiency; (ii) on the date twelve months after Closing, Buyer shall deliver (or shall in writing instruct the Holdback Escrow Agent to deliver) to Seller the Holdback balance less any such Deficiency amounts retained by Buyer and less the amount of any unresolved indemnification claims made by Buyer under Article 10; and (iii) thereafter any Holdback balance reserved for unresolved claims shall be retained by Buyer or paid to Seller as appropriate upon resolution thereof in accordance with procedures set forth in Section 10.4.

         2.6.     Earnest Money.

                  (a) Concurrently with the execution of this Agreement, Buyer has deposited with the Escrow Agent in immediately available funds the sum of Seventeen Million Dollars ($17,000,000).

                  (b) The Escrow Agent shall hold the Earnest Money under the terms of the Escrow Agreement in trust for the benefit of Seller and Buyer.

                  (c) If Closing does not occur, the Earnest Money shall be delivered to Seller or returned to Buyer in accordance with Section 11.1.2, and if Closing does occur, the Earnest Money shall be applied at Closing as provided in Section 2.3.

         2.7. Closing. The Closing shall take place at a date and time designated by Seller within 10 days after the Regulatory Clearances have been granted.


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         2.8.     FCC Application.

                  (a) As soon as possible (but in no event later than ten business days after the date of this Agreement) Seller shall cause Ring and Buyer shall cause Salem to file an application with the FCC (the "FCC Application") requesting the FCC's written consent to the assignment of the FCC Authorizations from Ring to Salem immediately following the Closing. Seller and Buyer shall diligently take all steps, and Buyer shall cause Salem to diligently take all steps that are necessary, proper or desirable to expedite the prosecution of the FCC Application to obtain the FCC Consent without any conditions materially adverse to Ring or Salem or the Station and to cause the FCC Consent to become a Final Action without any such conditions. Seller shall promptly provide Buyer with a copy of any pleading, order or other document served on Seller or Ring relating to the FCC Application, shall furnish all information required by the FCC, and shall be represented at all meetings or hearings scheduled to consider the FCC Application. Buyer shall promptly provide Seller with a copy of any pleading, order or other document served on it or Salem relating to the FCC Application and shall furnish and shall cause Salem to furnish all information required by the FCC. Buyer and Salem shall be represented at all meetings or hearings scheduled to consider the FCC Application.

                  (b) The FCC staff's initial grant of consent to the FCC Application is referred to herein as the "FCC Consent."

         2.9. Hart-Scott-Rodino. As soon as possible (but in no event later than ten (10) days after the Effective Date), Buyer and Seller shall prepare and file with the Federal Trade Commission and the United States Department of Justice any documents that may be necessary to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") (including a request for early termination of the waiting period thereunder) in respect of the purchase and sale of the Shares and shall thereafter promptly furnish all materials thereafter requested by such agencies.

    ARTICLE 3: REPRESENTATIONS AND WARRANTIES RELATING TO THE CORPORATIONS

         To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

         3.1. Organization. Each of the Company and Ring is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (as first set forth above), and is qualified to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary and where the absence of such qualification would have a Material Adverse Effect. Each of Company and Ring has the requisite power and authority to own and operate its assets, to carry on its business as now conducted by it, and to execute and deliver this Agreement and all other documents in connection with the transactions contemplated hereby (the "Other Documents"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. True and complete copies of the Company's Charter and the Company's By-Laws and Ring's Charter and Ring's By-Laws, each as amended to date and currently in full force and effect, have been made available to Buyer. All corporate minutes of the Company and Ring and the stock records of the Company


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and Ring have been made available to Buyer. Such corporate minutes do not fail to disclose any action or omission to act by the shareholders of the Company or Ring, by the board of directors of the Company or Ring, or by any committee of either such board which is material to the assets, business, results of operation, operations or financial condition of the Station or the Corporations.

         3.2.     Capitalization.

                  3.2.1. The entire authorized capital stock of Company consists of 7,000 shares of Series A common stock, of which an aggregate of 6,754 shares are issued and outstanding and 63,000 shares of Series B common stock of which 60,786 shares are issued and outstanding (such issued and outstanding shares of Series A and Series B common stock herein referred to collectively as the "Shares"). All of the Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Seller free and clear of any Liens. The Shares constitute all of the outstanding shares of capital stock of Company. 6,692 shares of Class A common stock and 60,228 shares of Class B common stock are held of record and beneficially by Lewis W. Dickey, Sr., free and clear of any Liens, 42 shares of Class A common stock and 378 shares of Class B common stock are held of record and beneficially by Patricia A. Dickey free and clear of any Liens, and 20 shares of Class A Common Stock and 180 shares of Class B Common Stock are held of record and beneficially by Patricia L. Dickey, free and clear of any Liens. No shares of the Company are held in the treasury of the Company. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the Company, and neither Seller nor Company has granted directly, or indirectly through any affiliate or otherwise, any such rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Company. There are no stockholder agreements, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any of the Shares.

                  3.2.2. The entire authorized capital stock of Ring consists of 100,000 shares of common stock, par value $.01 per share, of which only 8,000 shares are issued and outstanding (the "Ring Shares"), and 10,000 shares of preferred stock, none of which shares of preferred stock are issued or outstanding. All of the Ring Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Company free and clear of any Liens, other than the lien in favor of Key Bank securing indebtedness which Seller shall cause the Corporations to pay in full prior to or at Closing. No shares of Ring are held in the treasury of Ring. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of Ring, and neither Company nor Ring has granted directly, or indirectly through any affiliate or otherwise, any such rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to Ring. There are no stockholder agreements, voting trusts, proxies, or other agreements or understandings with respect to the voting or transfer of any of the Ring Shares.

         3.3. Subsidiaries and Investments. Neither the Company nor Ring is a member of (nor is any part of its business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement. The Company does not own (except for its shares of

Ring), and Ring does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

         3.4. Authority. The execution, delivery and performance of this Agreement have been duly authorized and approved by all necessary action of Company and Ring and do not require any further authorization or consent of Company or Ring. This Agreement and the Other Documents, when executed and delivered by Company and the other parties thereto, will be legal, valid and binding agreements of Company enforceable against the Company in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.5. No Conflicts. Neither the execution and delivery by Seller or Company of this Agreement or the Other Documents nor the consummation by Seller or Company of the purchase and sale of the Shares provided for herein (exclusive, for the purposes of this representation, of the transactions provided for in the transfer proposed by Buyer whereby it will cause Ring to transfer certain of Ring's assets and properties to Salem and all transactions related thereto, including without limitation, Buyer's retention of the intellectual property and programming of the Station and use of same by WJZF-FM), nor compliance by Seller or Company with or fulfillment by Seller or Company of the terms, conditions and provisions hereof or thereof will:

                  (a) contravene or conflict with the Charter, By-Laws or other organizational documents of the Company or Ring; (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company, Ring or Seller; (c) constitute a default or breach, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company, Ring or Seller, or give rise to the loss of any benefit to which the Company, Ring or Seller is entitled, under any Material Station Contract; (d) result in the creation or imposition of any Lien upon any assets of the Company, Ring or Seller; or require the approval, consent, authorization or act of, or the making by Seller, Company or Ring of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act and the Communications Act.

         3.6. Financial Statements; Liabilities. Seller has furnished Buyer with (i) audited financial statements of Ring for calendar years 1998 and 1999 (including a balance sheet as of the end of such year and an income statement for each such year), (ii) unaudited interim financial statements of Ring for the three (3) month period ended March 31, 2000 (the "Date of Interim Financial Statements"), including a balance sheet as of the end of each such month and income statements for each such month and the portion of the current year ended as of the end of each such month, (iii) unaudited financial statements of Company for calendar years 1998 and 1999 (including balance sheets as of the end of each such year and an income statement for each such year), and (iv) unaudited interim financial statements of Midwestern for the three (3) months month period ended March 31, 2000 [last month ending not less than forty-five
(45) days prior to execution of this Agreement], including a balance sheet as of the end of each such month and income statements for each such month and the portion of the current year ended as of the end of each such month. The financial statements described in the preceding sentence shall be collectively referred to as "Financial Statements". The Financial Statements: (x) have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and as compared with prior periods; and (y) fairly present in all material respects the financial position, income, expenses, assets, liabilities, and the results of operations of Company and Ring and of the Station on a consolidated basis as of the dates and for the periods indicated.

Neither the Company nor Ring is in default under any loan or other indebtedness, and except as otherwise disclosed in Schedule 3.6, all such loans and indebtedness may be repaid and discharged in whole or in part at any time without premium, penalty or other prepayment charge. Neither the Company nor Ring has any debt, liability or obligation (whether secured or unsecured, absolute, accrued, contingent, known or unknown, due or to become due, and required by generally accepted accounting principles to be reflected in a balance sheet or disclosed in the related notes), except (i) liabilities to the extent accrued or reserved against in the Financial Statements, (ii) current liabilities incurred in the ordinary course of operating the Station, all of which will be satisfied in full prior to Closing or included as Closing Company Liabilities, (iii) Excluded Liabilities, and (iv) the obligations of the Company or Ring (other than for breach) under Station Contracts.

         3.7. Tax Matters. Except as disclosed in Schedule 3.7, (a) the Company and Ring (i) have timely filed (or caused to be filed) all tax returns required to be filed by the Company or Ring prior to the date of this Agreement, and all such tax returns are correct and complete in all material respects, and (ii) have paid or caused to be paid all taxes shown to be due and payable on such tax returns, (b) no federal, state, local or foreign audits or other administrative or court proceedings are presently pending or, to Seller's Knowledge, threatened with regard to any tax returns or taxes of the Company or Ring and (c) there are no Liens for taxes on the assets of the Company or Ring, except for taxes which are not yet due and payable, and there is no pending or, to Seller's Knowledge, threatened tax audit, examination, refund litigation or adjustment in controversy. Neither the Company nor Ring is a party to any tax sharing agreement. Neither the Company nor Ring has filed any consent of the type described under Section 341(f) of the Code or made any election or deemed election pursuant to Section 338 of the Code. Neither the Company nor Ring has extended or waived any statute of limitation with respect to any tax. The charges, accruals and reserves with respect to taxes on the books of the Corporations are adequate (determined in accordance with GAAP). To the Knowledge of Seller, there exists no proposed tax assessment against the Company except as disclosed in the Financial Statements. Seller has furnished Buyer with accurate and complete copies of the Corporations' state and federal tax returns for the ended tax years 1997 and 1998 and agrees to provide Buyer with such returns for the tax year 1999 promptly after such returns become available.

         3.8. Assets. Either the Company or Ring holds title to, or a valid lessee's or licensee's interest (pursuant to one or more Material Station Contracts described in Schedule 3.12) in, all of the assets, properties of every type and description, real, personal and mixed, tangible and intangible, necessary for the operation of the Station as now operated, in each case free and clear of all Liens except Permitted Encumbrances. None of the Excluded Assets is necessary for the operation of the Station as now operated. Except as set forth in Schedule 3.8, neither Seller nor any of their Affiliates has any interest in any assets or property used in the operation of the Station.

         3.9.     FCC Authorizations.

                  (a) Corporations are the holder of the FCC Authorizations for the Station listed and described on Schedule 3.9. Such FCC Authorizations constitute all of the licenses and authorizations required under the Communications Act of 1934, as amended (the "Communications Act"), or the rules, regulations and policies of the FCC for, and used in the operation of, the Station. The FCC Authorizations are in full force and effect and have not been revoked, suspended, canceled, rescinded or terminated and have not expired. There is not pending or, to the Knowledge of the Corporations, threatened any action by or before the FCC to revoke, suspend, cancel, rescind or modify any of the FCC Authorizations (other than proceedings to amend FCC rules of general applicability), and there is not now issued or outstanding or pending or, to the Knowledge of the Corporations, threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against the Corporations or the Station. The Station is operating in compliance in all material respects with the FCC Authorizations, the Communications Act, and the rules, regulations and policies of the FCC. Any action of the FCC with respect to each FCC Authorization is a Final Action. Other than as set forth in the FCC Authorizations, none of the FCC Authorizations is subject to any restriction or condition which limits in any material respect the full operation of the Station as now conducted. Schedule 3.9 includes, with respect to each FCC Authorization, the name of the entity in whose name such authorization is issued and the date of expiration of such authorization. True, correct and complete copies of each FCC Authorization have been delivered to Buyer.

                  (b) All reports and filings required to be filed with, and all regulatory fees required to be paid to, the FCC by Company or Ring with respect to the Station have been timely filed and paid. All such reports and filings are accurate and complete. Corporations maintain public files for the Station as required by FCC rules. With respect to FCC licenses, permits and authorizations, Corporations are operating only those facilities for which an appropriate FCC Authorization has been obtained and is in effect, and Corporations are meeting the conditions of each such FCC Authorization.

                  (c) Corporations are aware of no facts indicating that they or the Station is not in compliance with all requirements of the FCC, the Communications Act, or any other applicable federal, state and local statutes, regulations and ordinances. Corporations are aware of no facts and Corporations have received no notice or communication, formal or informal, indicating that the FCC is considering revoking, suspending, canceling, rescinding or terminating any FCC Authorization.

                  (d) The operation of the Station does not cause or result in exposure of workers or the general public to levels of radio frequency radiation in excess of the "Radio Frequency Protection Guides" recommended in "American National Standard Safety Levels with Respect to Human Exposure to Radio Frequency Electromagnetic Fields 3 kHz to 300 GHz" (ANSI/IEEE C95.1-1992) issued by the American National Standards Institute, adopted by the FCC effective October 15, 1997, and described in OET Bulletin No. 65. Renewal of the FCC Authorizations would not constitute a "major action" within the meaning of Section 1.1301, et seq., of the FCC's rules.

                  (e) Each communications tower structure used in the operation of the Station (whether owned or leased) has been registered under the rules and regulations of the FCC, and the Federal Aviation Administration has issued a determination of no hazard to air navigation with respect to each such tower for which such a determination is required.

         3.10. Personal Property. The Assets include all machinery, equipment, vehicles, furniture and other tangible personal property necessary for the operation of the Station, including but not limited to the personal property listed on Schedule 3.10. Each item of Tangible Personal Property is in good operating condition and repair, is free from material defect or damage, is functioning in the manner and purposes for which it was intended, and has been maintained in accordance with industry standards.

         3.11. Real Property. Schedule 3.11 contains a description of all Real Property. The Company or Ring has good and marketable fee simple title to all owned Real Property (the "Owned Real Property"), including all Real Property described on Schedule 3.11 as owned, and including all buildings and other improvements thereon, subject to the Permitted Encumbrances. Schedule
3.11 includes a description of each lease or similar agreement (including the rental, expiration date, renewal and the location of the real property covered by such lease or other agreement) under which Company or Ring is lessee or licensee of, or holds, uses or operates, any Real Property (the "Real Property Leases"). The Owned Real Property includes, and the Real Property Leases provide, sufficient access to the Station facilities without the need to obtain any other access rights. To the knowledge of Corporations and Seller, neither the whole nor any part of any Real Property is subject to any pending or threatened suit for condemnation or other taking by any public authority. All buildings and other improvements included in the Real Property are in good operating condition and repair, and free from material defect or damage, and comply in all material respects with applicable zoning, health and safety laws and codes.

         3.12. Contracts. Schedule 3.12 contains a complete and correct list of all Material Station Contracts. Each of the Material Station Contracts (including without limitation each of the Real Property Leases) constitutes a valid and binding obligation of Company or Ring and the other parties thereto (subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally) and is in full force and effect, and neither Company nor Ring is in, or, to the Knowledge of Corporations, alleged to be in, breach or default under any of the Material Station Contracts, and, to the Knowledge of Corporations, no other party to any of the Material Station Contracts has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by Company, Ring or, to the Knowledge of Corporations, by any such other party.

         3.13. Intangible Property. Corporations have all right, title and interest in and to all trademarks, service marks, trade names, copyrights, Websites and all other intangible property necessary to conduct the operations of the Station as presently operated. Except as set forth on Schedule 3.13, neither Company nor Ring has received notice of any claim that any Intangible Property or the use thereof conflicts with, or infringes upon, any rights of any third party (and there is no basis for any such claim of conflict). To the knowledge of the Corporations, no service provided by the Station or any programming or other material used, broadcast or disseminated by the Station infringes upon any copyright, patent or trademark of any other party.

         3.14. Employees. Schedule 3.14 sets forth a correct and complete list of the names, titles or positions, salaries, currently accrued and unused vacation (including both the number of days and dollar value), bonus arrangements, and all other compensation of employees or independent contractors employed or retained by either the Company or Ring, including, but not limited to, termination pay or other severance benefits and any change or control payments or arrangements. Except as disclosed in Schedule 3.14, all employees of either the Company or Ring are employees at-will. Company and Ring have complied in all material respects with all labor and employment laws, rules and regulations applicable to the Station business, including without limitation those which relate to prices, wages, hours, discrimination in employment and collective bargaining, and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. Neither the Company nor Ring is a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by the Company or Ring. There is no (i) unfair labor practice charge or complaint against Company or Ring in respect of its business pending or, to the Knowledge of the Corporations, threatened before the National Labor Relations Board, any state labor relations board or any court or tribunal, or (ii) strike, dispute, request for representation, slowdown or stoppage pending or threatened in respect of the business of Company or Ring. Buyer shall have the right, but not the obligation, to offer employment to any employees of the Company or Ring concurrent with Closing.

         3.15. Employee Benefit Matters. A schedule of all employee benefits sponsored, contributed to, established or maintained by the Company or Ring (or by any entity which, together with Company or Ring would be treated a single employer under Section 414 of the Code) with respect to or for the benefit of any present or former employee or independent contractor of Company or Ring or their beneficiaries or dependents (including but not limited to "employee benefit plans" within the meaning of Section 3(3) of ERISA) is set forth as
Schedule 3.15 hereto. Except as set forth in Schedule 3.15, neither the Company nor Ring has ever maintained, sponsored or contributed to, or been obligated to contribute to, any employee pension benefit plan as defined in Section 3(2) of ERISA. All other employee benefit plans that have been maintained, sponsored or contributed to by the Company or Ring have been maintained in compliance with their terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code. Neither the Company, Ring nor any such employee benefit plan will have at Closing any present or future obligation to make any payment to or with respect to any present or former employee of the Company or Ring pursuant to any retiree medical benefit plan or other retiree welfare plan (within the meaning of Section 3(1) of ERISA. No condition, provision, restriction or prohibition exists which would prevent the Company or Ring from amending or terminating, and Company and Ring have the right to amend or terminate, any employee benefit plan.

         3.16. Compliance with Law; Litigation. Company and Ring have complied in all material respects with all laws, regulations, rules, writs, injunctions, ordinances, franchises, decrees or orders of any court or of any foreign, federal, state, municipal or other governmental authority which are applicable to Company or Ring. There is no action, suit or proceeding pending or, to the Knowledge of the Corporations, threatened against Company or Ring. There are no claims or investigations pending or, to the Knowledge of Corporations, threatened against Company or Ring.

         3.17. Environmental. To the knowledge of Corporations, no hazardous or toxic substance or waste (including without limitation petroleum products) or other material regulated under any applicable environmental, health or safety law (each a "Contaminant") has been generated, stored, transported or released (each a "Release") on, in, from or to any of the Assets or any property previously owned or leased by Company or Ring. Neither the Company, Ring nor any of the Assets is subject to any order from or agreement with any governmental authority or private party respecting (i) any environmental, health or safety law, (ii) any environmental clean-up, removal, prevention or other remedial action or (iii) any obligation or liability arising from the Release of a Contaminant. Except as provided on Schedule 3.17, to the Knowledge of Corporations, neither the Company, Ring nor any of the Assets includes any underground storage tanks or surface impoundments, any asbestos containing material, or any polychlorinated biphenyls. Neither Company nor Ring has received any notice or claim to the effect that it is or may be liable as a result of the Release of a Contaminant. To the Corporations' knowledge, neither the Company nor Ring is the subject of any investigation by any governmental authority with respect to a Release of a Contaminant. Corporations have delivered to Buyer copies of all environmental surveys, analyses and assessments in its possession relating to any of the Real Property.

         3.18. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Seller, Company or Ring or any party acting on behalf of Seller, Company or Ring.

         3.19. Insurance Policies. Schedule 3.19 (i) lists the policies of defamation, theft, fire, liability, worker's compensation and other forms of insurance held by or otherwise insuring the Company or Ring, including the names of the insurers, the types of coverage, the coverage limits and the deductible amounts, (ii) describes any self insurance program in effect with respect to the Company or Ring, and (iii) sets forth a claims history for the past five (5) years with respect to the Company and Ring. Neither Seller nor Corporations have any Knowledge of any threat made during the 180-day period preceding the Effective Date by any insurance carrier to terminate any such insurance policies or materially increase any of their premiums. There has not been a failure to comply with any conditions contained in any such insurance policies that would adversely affect any rights of the Company or Ring under or with respect to any such policies.

         3.20. Changes. Except as set forth on Schedule 3.20 hereto, since the Date of the Interim Financial Statements through the Effective Date, neither the Company nor Ring has taken any action or entered into any agreement that if it were to have occurred subsequent to the Effective Date would constitute a breach of Section 6.1 of this Agreement.

         3.21. Disclosure. To Seller's Knowledge, neither this Agreement (including the Schedules) nor any other document furnished by or on behalf of Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement in this Agreement or any such document not misleading.

         3.22. Business Conducted. Except as set forth on Schedule 3.22, (i) the business of the

Company since its inception has been and is limited to the operation of radio stations WALR(AM), WCNN(AM) and WFOM-AM, and directly related business activities, and (ii) the business of Ring since December 31, 1993 has been and is limited to the operation of the Station and directly related business activities.

              ARTICLE 4: REPRESENTATIONS AND WARRANTIES OF SELLER

         To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

         4.1. Authority. Each Seller has the requisite power and authority to execute and deliver this Agreement and the Other Documents, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         4.2. Binding Effect. This Agreement has been, and each of the Other Documents at or prior to Closing will be, duly executed and delivered by Seller. This Agreement and the Other Documents, when executed and delivered by Seller and the other parties thereto, will be legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.3. Ownership of Shares. Each Seller is the lawful owner of the Shares as described in Section 3.2 hereof as owned by such Seller, free and clear of all Liens. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any of the Shares, and Seller has not granted directly, or indirectly through any affiliate or otherwise, any such rights.

         4.4. No Conflicts. Each Seller has the full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the Shares so owned by such Seller pursuant to this Agreement without the consent or action of any other person, and the delivery to Buyer of the Shares pursuant to the provisions hereof will transfer to Buyer good title thereto, free and clear of all Liens.

         4.5. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of any Seller or any party acting on any Seller's behalf.

              ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF BUYER

         To induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows:

         5.1. Organization. Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (first set forth above). Buyer has the requisite power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by Buyer (collectively, the "Buyer Ancillary Agreements"), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.

         5.2. Authority. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by all necessary action of Buyer and do not require any further authorization or consent of Buyer. This Agreement is, and each Buyer Ancillary Agreement when executed and delivered by Buyer and the other parties thereto will be, a legal, valid and binding agreement of Buyer enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors' rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         5.3. No Conflicts. Neither the execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements or the consummation by Buyer of any of the transactions contemplated hereby or thereby nor compliance by Buyer with or fulfillment by Buyer of the terms, conditions and provisions hereof or thereof will: (i) conflict with the charter or other organizational documents of Buyer or any judgment, order or decree to which Buyer is subject; or (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental or regulatory authority or body, except for such of the foregoing as are necessary pursuant to the HSR Act and the Communications Act.

         5.4. No Finder. No broker, finder or other person is entitled to a commission, brokerage fee or other similar payment in connection with this Agreement or the transactions contemplated hereby as a result of any agreement or action of Buyer or any party acting on Buyer's behalf.

         5.5. Qualification. Salem is qualified under the Communications Act and the rules, regulations and policies of the FCC to control the FCC Authorizations.

         5.6. Investment Intent. Buyer is purchasing the Shares for investment purposes and acknowledges that the Shares are not registered under the Securities Act of 1933 or any state securities law. Buyer agrees not to resell any of the Shares except pursuant to registration under, or an applicable exemption from, the Securities Act of 1933 and applicable state securities laws.

                  ARTICLE 6: COVENANTS OF COMPANY AND SELLER

         Company and Seller covenant and agree that from the date hereof until the completion of the Closing:

         6.1. Operation of the Business. Seller covenants and agrees with Buyer that from the date of this Agreement through the Closing Date, or the termination of this Agreement, if earlier, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), the Company and Ring shall, and Seller shall cause the Company and Ring to:

                  (a) Operate the Station and its business in the ordinary course consistent with past practice, including (i) incurring promotional expenses consistent with the amount currently budgeted, (ii) making capital expenditures prior to the Closing Date as are necessary to repair or replace assets that are damaged or destroyed, (iii) using commercially reasonable efforts to preserve the Station's present business operations, organization and goodwill and its relationships with customers, employees, advertisers, suppliers and other contractors (including independent contractors providing on-air or production services) and to maintain programming for the Station consistent in all material respects with the type and quantity of the Station's programming as of the date of this Agreement, and (iv) continuing the Station's usual and customary policy with respect to extending credit and collection of accounts receivable;

                  (b) Operate the Station and conduct its business in accordance with, and otherwise comply with, the terms and conditions of the FCC Authorizations, the Communications Act, and all other applicable laws, rules and regulations, and applicable orders of governmental agencies or authorities;

                  (c) Maintain their books and records in accordance with GAAP;

                  (d) Promptly notify Buyer in writing of any event or condition known to Seller which, with notice or the lapse of time or both, would constitute an event of default under any Material Station Contract;

                  (e) Timely pay all monetary obligations when due and otherwise timely comply with and perform under all Material Station Contracts;

                  (f) Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets or property, except for any Excluded Assets and except for dispositions of assets that (i) are in the ordinary course of business consistent with past practice and (ii) if material, are replaced by similar assets or property of comparable value or utility;

                  (g) Not make or commit to make capital expenditures exceeding $10,000 in the aggregate;

                  (h) Not enter into any agreement requiring the Corporations to acquire goods or services exclusively from a single supplier or provider or prohibiting the Corporations from providing certain goods or services to any person or entity other than a specified person or entity; and not enter into any other Material Station Contract, or amend any Material Station Contract, except (A) termination of the Station Affiliation Agreement with OURBUS in accordance with Section 6.8 or (B) in the ordinary course of the business of the Corporations consistent with past practice;

                  (i) Maintain its equipment (except for Excluded Assets) currently in use in good operating condition and repair;

                  (j) Not adopt or materially amend any bonus, profit-sharing, compensation, deferred compensation, severance or other arrangement for the benefit of, or increase in any manner the compensation (including severance pay or plans) or benefits of, any directors, officers, employees, independent contractors, consultants or commission agents, except in the ordinary course of business consistent with past practice;

                  (k) Not engage in any business other than operation of the Station, the Excluded Assets and directly related business activities in the ordinary course consistent with past practice;

                  (l) Not voluntarily enter into any collective bargaining agreement applicable to any employees of the Station or otherwise voluntarily recognize any union as the bargaining representative of any such employees; and not enter into or amend any collective bargaining agreement applicable to any employees of the Station to provide that it shall be binding upon any successor employer of such employees;

                  (m) Not take or agree to take any action that would materially delay the consummation of the Closing as contemplated by this Agreement;

                  (n) Promptly notify Buyer in writing of any change that has or is reasonably likely to have a Material Adverse Effect;

                  (o) Not incur any indebtedness for borrowed money other than indebtedness incurred in the ordinary course of business which, if not repaid prior to the Closing, will constitute a Closing Company Liability, and not create or incur any Lien on any of their assets other than Permitted Encumbrances;

                  (p) Not assume, guarantee, endorse or otherwise become responsible for the obligations of any other person or entity except for endorsements for collection or deposit in the ordinary course of business and guarantees that it will be terminated on or before the Closing Date; and not make any loans or advances to any other person or entity unless repaid prior to Closing;

                  (q) Not amend its Charter or By-Laws; not enter into, agree to enter into or effect any merger or consolidation;

                  (r) Not take or agree to take any action inconsistent with consummation of the Closing as contemplated by this Agreement;

                  (s) Not make any change in the number of shares of its capital stock authorized, issued or outstanding; not issue any shares of its capital stock; and not grant or issue any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock;

                  (t) Not purchase or redeem any shares of its capital stock or any other security;

                  (u) Not declare, set aside, make or pay any dividend or any other distribution in respect of any issued and outstanding capital stock, except (i) dividends paid in cash and (ii) dividends of non-barter accounts receivable that have not arisen in the ordinary course of the Station's business; and

                  (v) Not enter into any agreement (other than agreements that will be terminated prior to Closing) with, or forgive any debts or obligations of, Seller or an Affiliate of Seller or make any payment to or on behalf of Seller or an Affiliate of Seller, other than payments required under Station Contracts in effect on the date of this Agreement and customary compensatory arrangements.

         In the event of the nonperformance of or noncompliance with one or more of the covenants under this Section 6.1 due to any cause beyond the reasonable control of Seller and Company, such nonperformance or noncompliance shall not be taken into account in determining satisfaction of the condition precedent in the second sentence of Section 8.1 regarding Company's and Seller's performance of and compliance with their covenants and agreements under this Agreement.

         6.2. Access. Between the date hereof and the Closing Date, Buyer and the officers, employees, accountants, counsel, agents, consultants and representatives of Buyer shall be given reasonable access to all Assets, employees of Company and Ring, and the Station, accounts, statements, books, records, minutes, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, state and federal tax returns, records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable of Company and Ring, and any other information concerning the affairs of Company or Ring as Buyer may reasonably request. It is expressly understood that, pursuant to this Section, Buyer, at its expense, shall be entitled to conduct such inspections and reviews of the assets and financial records relating to the Company or Ring as Buyer may desire, so long as the same do not unreasonably interfere with the operation of Company's or Ring's business. No inspection or investigation made by or on behalf of Buyer, or Buyer's failure to make any inspection or investigation, shall affect Seller's representations, warranties and covenants hereunder or be deemed to constitute a waiver of any of those representations, warranties and covenants. Immediately after the date hereof, Seller at Seller's expense shall take such action as necessary to cause audited financial statements for Company and Ring to be prepared and furnished to Buyer prior to the Closing Date by PriceWaterhouseCoopers as of and for the 12-month periods ending on December 31, 1998 and 1999; in connection with such audits, Seller shall provide a customary management representation letter to PriceWaterhouseCoopers; and Seller shall consent, and shall at Seller's expense obtain PriceWaterhouseCoopers' consent, to Buyer's inclusion of Seller's audited financial statements in reports or registration statements filed by Buyer with any governmental or regulatory authority, including the Securities and Exchange Commission.

         6.3. Excluded Assets and Excluded Liabilities. Prior to the Closing, Seller shall cause Company and Ring to distribute all Excluded Assets to an Affiliate of the Seller and such Affiliate shall assume all of the Excluded Liabilities of the Company and Ring pursuant to documents and instruments that (i) disclaim any express or implied representation or warranty by Corporations, including but not limited to any representation or warranty regarding title to, or condition, merchantibility or fitness for a particular purpose of, any Excluded Asset, (ii) release Corporations from all claims, liabilities and obligations relating or with respect to any of the Excluded Assets and (iii) are otherwise satisfactory to Buyer within its reasonable judgment.

         6.4. Publicity. The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party or any party's Affiliate without the prior written consent of the other party, except as required by applicable law or regulations.

         6.5. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition hereunder in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

         6.6. No Solicitation. From the date hereof until the earlier of Closing or termination of this Agreement, neither the Company, Ring, Seller nor any Affiliate of Seller shall directly or indirectly (a) knowingly solicit or encourage submission of any proposal or offer from any person or entity relating to the acquisition or purchase of any interest in the Corporations or any material assets of the Corporations or any merger, consolidation or other business combination with either of the Corporations (each an "Acquisition Proposal"), or (b) otherwise knowingly assist or negotiate with any person or entity with respect to an Acquisition Proposal. Seller shall promptly notify Buyer in writing if an Acquisition Proposal is made after the date of this Agreement.

         6.7. Resignations and Releases. On the Closing Date, Seller shall submit, and shall cause each of the Corporation's and Ring's other officers and directors to submit, his or her resignation as an officer or director, and his or her release of all claims against the Corporations, in each case effective as of the Closing Date and otherwise in form and substance satisfactory to Buyer's counsel within such counsel's reasonable judgment.

         6.8. OURBUS. Seller shall cause the Station Affiliation Agreement with OURBUS to be terminated prior to Closing without any continuing liability or obligations on the part of the Corporations under such agreement.

              ARTICLE 7: CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are, at Seller's option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

         7.1. Representations, Warranties and Covenants. Each of the representations and warranties of Buyer contained in this Agreement shall have been true and correct as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and correct, except to the extent changes are permitted pursuant to this Agreement. Buyer shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Buyer shall have furnished Seller with a certificate, dated the Closing Date and duly executed by an officer of Buyer authorized on behalf of Buyer to give such a certificate, to the effect that the conditions set forth in this Section have been satisfied.

         7.2. Proceedings. None of Seller, the Company or Buyer shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

         7.3. FCC Consent. The FCC Consent shall have been granted by the FCC.

         7.4. Hart-Scott-Rodino. The waiting period under the HSR Act shall have expired or been terminated (hereinafter referred to as "HSR Clearance").

         7.5. Deliveries. Buyer shall have complied with its obligations set forth in Section 9.2.

               ARTICLE 8: CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or on the Closing Date:

         8.1. Representations, Warranties and Covenants. Each of the representations and warranties of Seller contained in this Agreement shall have been true and correct as of the date when made and true and correct as of the Closing Date (except for representations and warranties that were made expressly as of a particular date) as if none of such representations and warranties contained any qualifications as to materiality or the absence of Material Adverse Effect; provided, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied if all inaccuracies in such representations and warranties (with such inaccuracies determined as if none of such representations and warranties contained any qualifications as to materiality or the absence of Material Adverse Effect) do not cumulatively constitute a Material Adverse Effect. In addition, Company and Seller shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by each prior to or on the Closing Date, except to the extent nonperformance or noncompliance is not material to the assets, business, results of operation, operations or financial condition of the Station or the Corporations. Seller shall have furnished Buyer with a certificate, dated the Closing Date and duly executed to the effect that the conditions set forth in this Section have been satisfied.

         8.2. Proceedings. None of Company, Ring, Seller or Buyer shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby.

         8.3. FCC Consent. The FCC Consent shall have been granted by the FCC without any conditions materially adverse to Salem.

         8.4.     Hart-Scott-Rodino. HSR Clearance shall have occurred.

         8.5. Deliveries. Seller shall have complied with their obligations set forth in Section 9.1.

         8.6. OURBUS. The Station Affiliation Agreement with OURBUS shall have been terminated without any continuing liability or obligations on the part of the Corporations under such agreement.

                ARTICLE 9: ITEMS TO BE DELIVERED AT THE CLOSING

         9.1. Deliveries by Seller. At the Closing, Seller shall deliver to Buyer duly executed by Company, Seller or such other signatory as may be required by the nature of the document:

                  (a) the certificates representing the Shares accompanied by stock powers duly endorsed in blank, sufficient to sell, convey, transfer and assign to Buyer all right, title and interest in and to the Shares free and clear of Liens;

                  (b) certified copies of resolutions duly adopted by Sellers and the board of directors of the Company, which shall be in full force and effect at the time of the Closing, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

                  (c)      the certificate referred to in Section 8.1;

                  (d) the corporate minute books, stock ledger and all other original and duplicate corporate records of the Company and Ring;

                  (e) copies of the certificates of incorporation of the Company and Ring, including all amendments thereto, certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation dated within 10 days of the Closing Date;

                  (f) copies of the By-Laws of the Company and Ring, certified by an officer as being true and correct and in effect on the Closing Date;

                  (g) certificates from the Secretaries of State or other appropriate officials of the jurisdiction of incorporation of the Company and Ring and any jurisdiction in which the Company or Ring has qualified to do business, dated within 10 days of the Closing Date and showing that the Company (or Ring) is duly incorporated and in good standing in its jurisdiction of incorporation and that it is in good standing in each jurisdiction in which it has qualified to do business;

                  (h) resignations (as applicable) and releases by Seller and all officers and directors of the Company and Ring;

                  (i) a written instruction of Seller to Escrow Agent instructing the Escrow Agent to distribute the Earnest Money as prescribed in
Section 2.6; and

                  (j)      the Holdback Escrow Agreement.

         9.2.     Deliveries by Buyer. At the Closing, Buyer shall deliver to
Seller:

                  (a) the Purchase Price, which shall be paid in the manner specified in Section 2.3;

                  (b) a written instruction to Buyer to Escrow Agent instructing the Escrow Agent to distribute the Earnest Money as prescribed in
Section 2.6;

                  (c) certified copies of resolutions authorizing the execution, delivery and performance by Buyer of this Agreement, which shall be in full force and effect at the time of the Closing; and

                  (d)      the certificate referred to in Section 8.1.

                     ARTICLE 10: SURVIVAL; INDEMNIFICATION

         10.1. Survival. All representations, warranties, covenants and agreements of the parties made in this Agreement, any Other Document or Buyer Ancillary Agreement, shall survive the Closing regardless of any investigation, inquiry or knowledge on the part of any party, and the Closing shall not be deemed a waiver by any party of the representations, warranties, covenants or agreements of any other party in this Agreement, any Other Document or Buyer Ancillary Agreement; provided however, that the period of survival shall (i) with respect to the representations and warranties pertaining to taxes under
Section 3.7, end for each tax sixty (60) days after expiration of the statute of limitations applicable to the tax; and (ii) with respect to the representations and warranties in Sections 3.1, 3.2, 3.4, 4.1, 4.2, and 4.3, continue indefinitely; and (iii) in the case of any other representation and warranty, end one (1) year after the Closing Date (in each case, the "Survival Period"). No claim for breach of any representation or warranty may be brought under this Agreement, any other Document or Buyer Ancillary Agreement unless written notice describing in reasonable detail the nature and basis of such claim is given on or prior to the last day of the applicable Survival Period. In the event such notice of such a claim is so given, the right to indemnification with respect to such claim shall survive the applicable Survival Period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.

         10.2.    Indemnification.

                  (a) Seller (an "Indemnifying Party") hereby agrees to indemnify and hold harmless the Corporations (if Closing occurs), Buyer, the shareholders, directors, officers and employees of Buyer and (if Closing occurs) of the Corporations and all persons which directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with Buyer, and their respective successors and assigns (collectively, the "Buyer Indemnitees") from, against and in respect of, and reimburse each of them for and with respect to, all Deficiencies (as defined in Section 10.3(a)). Notwithstanding anything in this Agreement to the contrary, if Closing occurs, the obligation of Seller to indemnify Buyer shall be subject to the following:

                           (i) The Buyer shall not be entitled to recover for any Deficiencies for breach of any representation or warranty until the aggregate of all such Deficiencies exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the "Minimum Loss"), in which case, Buyer may then recover an aggregate amount of such Deficiencies equal to 50% of the Minimum Loss plus 100% of any excess over the Minimum Loss, provided that (i) the maximum aggregate recovery for Deficiencies for Seller's breach of representations or warranties shall not exceed $20,000,000 (the "Cap") and (ii) notwithstanding the foregoing, any Deficiencies for breach of any representation or warranty in Sections 3.1, 3.2, 3.4, 4.1, 4.2, or 4.3 shall not be subject to the Minimum Loss or Cap limitations.

                           (ii) Buyer's maximum aggregate recovery for Deficiencies for Seller's breach of representations, warranties, covenants or agreements shall not exceed $50,000,000.

                           (iii) No indemnity claim for any Deficiency relating to, arising out of or resulting from any Excluded Liability may be brought unless written notice describing in reasonable detail the nature and basis of such claim is given within three (3) years after the Closing Date. In the event such notice of such a claim is so given, the right to indemnification with respect to such claim shall survive such three (3)-year period until the claim is finally resolved and any obligations with respect to the claim are fully satisfied.

                  (b) Buyer shall recover amounts for Deficiencies from the Holdback as defined in Section 2.5 hereof prior to recovering any amounts directly from any Seller.

                  (c) If Closing occurs, Buyer (an "Indemnifying Party") hereby agrees to indemnify and hold harmless Seller and its respective successors and assigns (collectively, the "Seller Indemnitees") from, against and in respect of, and to reimburse the Seller Indemnitees for, the amount of any and all Deficiencies (as defined in Section 10.3(b)).

                  (d) Indemnification provided by this Section 10.2 shall be Buyer's sole and exclusive remedy with respect to Deficiencies (as defined in Section 10.3(a)), with the exception of the Buyer's additional remedy of specific performance as provided in Section 11.2. Indemnification provided by this Section 10.2 shall be Seller's sole and exclusive remedy with respect to Deficiencies (as defined in Section 10.3(b)).

                  (e) Any Deficiency for which indemnification is provided under this Agreement shall be increased by any Tax Cost and reduced by any Tax Benefit which the indemnified party incurs or receives prior to or during the Taxable Period in which the corresponding indemnification payment is made. In the event any indemnification paid by an Indemnifying Party is reduced by a Tax Benefit, or the indemnified party pays the Indemnifying Party the amount of any Tax Benefit, and there is a subsequent Final Determination denying the Tax Benefit, the Indemnifying Party shall promptly reimburse the indemnified party for the amount of the Tax Benefit that was denied. In the event any indemnification paid by an Indemnifying Party is increased by a Tax Cost, or the indemnified party receives payment for any Tax Cost, and there is a subsequent Final Determination reducing the Tax Cost, the Indemnifying Party shall promptly be reimbursed by the indemnified party for the amount of the Tax Cost that was reduced. To the extent permitted by law, any indemnity payments due hereunder shall be treated as an adjustment to the Purchase Price.

                  (f) Any party seeking indemnification for any damages for which it is entitled to seek indemnification shall use its commercially reasonable efforts to mitigate its damages in connection with such indemnity claim.

         10.3.    Deficiencies.

                  (a) As used in this Article 10, the term "Deficiencies" when asserted by Buyer Indemnitees or arising out of a third party claim against Buyer Indemnitees shall mean any and all losses, damages, liabilities, claims, obligations, deficiencies, demands, penalties, assessments, judgments, actions, proceedings and suits of whatsoever kind or nature, and all costs and expenses relating thereto (including court costs and reasonable attorney fees), whether or not resulting from third party claims, relating to, arising out of or resulting from (i) any breach by any Seller of any of Seller's representations or warranties in this Agreement or any Other

Document, (ii) any breach by any Seller of any of Seller's covenants or agreements in this Agreement or any Other Document, (iii) all taxes of the Company or Ring for any period ending on or before the Adjustment Date, except to the extent such taxes are included as Closing Company Liabilities, (iv) any employee benefit plan described in Section 3.15, including but not limited to
(A) termination of any employee's participation in any such plan, (B) withdrawal of the Company or Ring from any such plan, or (C) the obligation under any such plan to pay any employee a bonus or any severance or change of control payments as a result of the transactions contemplated by this Agreement, or (v) any other Excluded Liability.

                  (b) As used in this Article 10, the term "Deficiencies" when asserted by Seller Indemnitees or arising out of a third party claim against Seller Indemnitees shall mean any and all losses, damages, liabilities and claims sustained by the Seller Indemnitees and arising out of, based upon or resulting from: (i) any misrepresentation, breach of warranty, or any failure to comply with any covenant, obligation or agreement on the part of Buyer contained in or made pursuant to this Agreement; (ii) any failure by Company or Ring to pay or perform any of the Closing Company Liabilities; or
(iii) any litigation, proceeding or claim by any third party relating to the business or operation of the Company or Ring after Closing, excluding, however, all Excluded Liabilities. Such Deficiencies include without limitation any and all acts, suits, proceedings, demands, assessments and judgments, and all fees, costs and expenses of any kind, related or incident to any of the foregoing (including, without limitation, any and all Legal Expenses (as defined in Section 10.6 below)).

         10.4.    Procedures.

                  (a) In the event that any claim shall be asserted by any third party against the Buyer Indemnitees or Seller Indemnitees (Buyer Indemnitees or Seller Indemnitees, as the case may be, hereinafter, the "Indemnitees"), which, if sustained, would result in a Deficiency, then the Indemnitees, as promptly as practicable after learning of such claim, shall notify the Indemnifying Party of such claim, and shall extend to the Indemnifying Party a reasonable opportunity to defend against such claim, at the Indemnifying Party's sole expense and through legal counsel acceptable to the Indemnitees, provided that the Indemnifying Party proceeds in good faith, expeditiously and diligently. The Indemnitees shall, at their option and expense, have the right to participate in any defense undertaken by the Indemnifying Party with legal counsel of their own selection. No settlement or compromise of any claim which may result in a Deficiency may be made by the Indemnifying Party without the prior written consent of the Indemnitees unless:
(A) prior to such settlement or compromise the Indemnifying Party acknowledges in writing its obligation to pay in full the amount of the settlement or compromise and all associated expenses; (B) the Indemnitees are furnished with a full release from the party or parties asserting the claim; and (C) the Indemnifying Party has the ability (financial or otherwise) to pay or perform such settlement or compromise.

                  (b) In the event that the Indemnitees assert the existence of any Deficiency against the Indemnifying Party, they shall give written notice to the Indemnifying Party of the nature and amount of the Deficiency asserted. If the Indemnifying Party, within a period of sixty (60) days after the giving of notice by the Indemnitees, shall not give written notice to the Indemnitees announcing its intent to contest such assertion of the Indemnitees (such notice by the Indemnifying Party being hereinafter referred to as the "Contest Notice"), such assertion of the Indemnitees shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to the Indemnitees within said 60-day period, then the Indemnitees shall be entitled to pursue all remedies at law or in equity to establish and collect the contested Deficiency.

                  (c) The Indemnitees and the Indemnifying Party may agree in writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement such Deficiency shall be deemed established.

                  (d) Failure or delay by an Indemnitee to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party's obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay. Buyer shall not be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee or independent contractor of the Corporations.

         10.5. Payment. The Indemnifying Party hereby agrees to pay the amount of established Deficiencies within 15 days after the establishment thereof. The amount of established Deficiencies shall be paid in cash. At the option of the Indemnitees, the Indemnitees may offset any Deficiency or any portion thereof that has not been paid by the Indemnifying Party to the Indemnitees against any obligation the Indemnitees, or any of them, may have to the Indemnifying Party.

         10.6. Legal Expenses. As used in this Article 10, the term "Legal Expenses" shall mean any and all fees (whether of attorneys, accountants or other professionals), costs and expenses of any kind reasonably incurred by any person identified herein and its counsel in investigating, preparing for, defending against, or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

                           ARTICLE 11: MISCELLANEOUS

                  11.1.1. Right of Termination. This Agreement may be terminated prior to Closing:

                  (a)      By written agreement of Seller and Buyer; or

                  (b) By written notice from a party that is not then in material breach of this Agreement if:

                  (i) The other party has continued in material breach of this Agreement for thirty (30) days after written notice of such breach from the terminating party is received by the other party and such breach is not cured during such 30-day period or a commercially reasonable cure is not undertaken during such cure period (if it cannot be reasonably cured during such period) and not pursued with reasonable diligence thereafter; or

                  (ii) By written notice from Seller to Buyer if within 45 days after filing of the documents required to be filed under the HSR Act with the Federal Trade Commission and the United States Department of Justice in connection with the transactions contemplated by this Agreement, the waiting period under the HSR Act shall have failed to expire or be terminated and the reason for such failure shall be facts or circumstances relating to Buyer; or

                  (iii) Closing does not occur within twelve (12) months after the date hereof.

                  11.1.2.  Effect of Termination.

                  (a) Upon termination of this Agreement, each party shall thereafter remain liable for (i) breach of this Agreement prior to such termination and (ii) payment and performance of the party's obligations under Sections 6.5 and 11.3 and under Article 10 and this Article 11, which in each case shall survive termination of this Agreement; provided, however, that if Closing does not occur, the aggregate liability of Buyer for breach or default under this Agreement shall be limited as provided in Section 11.1.2(d).

                  (b) If this Agreement is terminated prior to Closing for any reason other than by Seller pursuant to Section 11.1.1(b)(i) or (ii) of this Agreement, Buyer shall be entitled to the return of the Earnest Money, in which case Escrow Agent shall promptly return the Earnest Money to Buyer.

                  (c) If this Agreement is terminated prior to Closing by Seller pursuant to Section 11.1.1(b)(i) or (ii) of this Agreement, Seller shall be entitled to the Earnest Money, in which case Escrow Agent shall promptly deliver the Earnest Money to Seller.

                  (d) If Closing shall not have occurred because of a material breach by Buyer under this Agreement, Seller's sole remedy at law or in equity under this Agreement shall be (i) the termination by Seller of this Agreement, and (ii) the recovery from Buyer of (A) an amount equal to the Earnest Money (the "Seller's Liquidated Damage Amount") and (B) Seller's reasonable attorneys' fees and other costs of collection incurred by Seller in enforcing its right to recover Seller's Liquidated Damage Amount (such fees and other costs herein referred to as "Seller's Enforcement Costs"). In the event of such termination by Seller, Seller shall be entitled to receive the Earnest Money in payment of Seller's Liquidated Damage Amount, and Buyer and Seller shall cooperate in taking such action as required under the Escrow Agreement to effect the Escrow Agent's distribution of the Earnest Money to Seller. Seller shall also be entitled to pursue any other remedy available to Seller at law or in equity to recover the entire Seller's Liquidated Damage Amount and Seller's Enforcement Costs, provided that the total monetary damages (including any amount received from the Escrow Agent under the Escrow Agreement) to which Seller shall be entitled shall not exceed the sum of Seller's Liquidated Damage Amount plus Seller's Enforcement Costs. BUYER ACKNOWLEDGES AND AGREES THAT SELLER'S RECEIPT OF SELLER'S LIQUIDATED DAMAGE AMOUNT SHALL CONSTITUTE PAYMENT OF LIQUIDATED DAMAGES HEREUNDER AND NOT A PENALTY AND THAT SELLER'S LIQUIDATED DAMAGE AMOUNT IS REASONABLE IN LIGHT OF THE SUBSTANTIAL BUT INDETERMINATE HARM ANTICIPATED TO BE CAUSED BY BUYER'S MATERIAL BREACH OR DEFAULT UNDER THIS AGREEMENT, THE DIFFICULTY OF PROOF OF LOSS AND DAMAGES, THE INCONVENIENCE AND NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY, AND THE VALUE OF THE TRANSACTIONS TO BE CONSUMMATED HEREUNDER.

                  11.1.3. Termination Notice. Each notice given by a party pursuant to Section 11.1.1 to terminate this Agreement shall specify the Subsection of Section 11.1.1 pursuant to which the notice is given. If at the time a party gives a termination notice, the party is entitled to give the notice pursuant to more than one Subsection of Section 11.1.1, the Subsection pursuant to which the notice is given and termination is effected shall be deemed to be the Subsection specified in the notice provided that the party giving the notice is at such time entitled to terminate this Agreement pursuant to the specified Subsection.

         11.2. Specific Performance. In the event of a breach or threatened breach by Seller of any representation, warranty, covenant or agreement under this Agreement, at Buyer's election, in lieu of termination of this Agreement and in addition to any other remedy available to it, Buyer shall be entitled to an injunction restraining any such breach or threatened breach and, subject to obtaining any requisite approval of the FCC, to enforcement of this Agreement by a decree of specific performance requiring Seller to fulfill their obligations under this Agreement, in each case without the necessity of showing economic loss or other actual damage and without any bond or other security being required. The remedies provided Buyer in this Agreement shall be cumulative and shall not preclude the assertion by Buyer of any other rights or the seeking of any other remedies against Seller.

         11.3. Expenses. Each party hereto shall bear all of its expenses incurred in connection with the transactions contemplated by this Agreement, including without limitation, accounting and legal fees incurred in connection herewith; provided that Buyer and Seller shall each pay 50% of the HSR Act filing fees and the FCC filing fees required to be paid in connection with the FCC Application.

         11.4. Further Assurances. From time to time prior to and after Closing, each party hereto will execute all such instruments and take all such actions as any other party shall reasonably request, without payment of further consideration, in connection with carrying out and effectuating the intent and purpose hereof and all transactions contemplated by this Agreement, including without limitation the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered at Closing, and any and all actions which may reasonably be necessary to complete the transactions contemplated hereby. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

         11.5. Cooperation. From the date of Closing and for a period of three (3) years thereafter, Seller shall provide Buyer with such cooperation and information as Buyer shall reasonably request in Buyer's: (i) analysis and review of Financial Statements or information provided or created hereunder, or
(ii) preparation of any reports or analyses prepared by Buyer. Seller shall also make its accountants available, including any work papers, opinions and financial statements relating to the Company or Seller, to provide explanations of any documents or information provided hereunder and to permit disclosure of such information by Buyer, including disclosure to any governmental authority, including the Securities and Exchange Commission.

         11.6. Employee Matters. Immediately prior to the Closing Date, Seller shall cause the Company and Ring, as applicable, to cease to be a participating employer under, and terminate


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its sponsorship of, each employee benefit plan identified on Schedule 3.15 or otherwise described in Section 3.15. Employees of the Corporations after Closing shall be eligible to participate in Buyer's 401(k) plan in accordance with the terms and provisions of such plan, and Buyer shall use commercially reasonable efforts to process enrollment of such employees in such plan as soon as practicable after the Closing Date. Subject to applicable law, all such employees will be eligible to roll over cash distributions from the Corporations' 401(k) plan to Buyer's 401(k) plan.

         11.7. Intercompany Accounts. Prior to the Closing Date, Seller shall cause all intercompany payables or other indebtedness owed by the Company or Ring to any of their Affiliates to be canceled and discharged in full.

                        ARTICLE 12: GENERAL PROVISIONS

         12.1. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Seller may not assign any of Seller's rights or delegate any of Seller's duties hereunder without the prior written consent of Buyer, and any such attempted assignment or delegation without such consent shall be void. Buyer may not assign its rights and obligations hereunder in whole or in part without consent of Seller except to: (a) any person which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Buyer; or (b) Buyer's senior lenders as collateral. Except in the case of Indemnitees under
Article 10, nothing in this Agreement, expressed or implied, shall confer on any person, other than the parties to this Agreement and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         12.2. Amendments; Waivers. The terms, covenants, representations, warranties and conditions of this Agreement may be changed, amended, modified, waived, or terminated only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         12.3. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (which shall include notice by telex or facsimile transmission) and shall be deemed to have been duly made and received when personally served, or when delivered by Federal Express or a similar overnight courier service, expenses prepaid, or, if sent by telex, graphic scanning or other facsimile communications equipment, delivered by such equipment, addressed as follows:

         if to Company or Seller: Lewis W. Dickey, Sr.
                                  11304 Old Harbour Road
                                  Lost Tree Village
                                  North Palm Beach, FL 33408.
                                  Facsimile No.: (561) 775-6360

         with a copy (which shall not constitute notice) to:

                                  Jones, Day, Reavis & Pogue
                                  3500 SunTrust Plaza
                                  303 Peachtree Street
                                  Atlanta, Georgia 30308-3242

                                  Attn: John E. Zamer, Esq.
                                  Facsimile No.: (404) 581-8330

         If to Buyer:             Cox Radio, Inc.
                                  1400 Lake Hearn Drive, N.E.
                                  Atlanta, GA  30319
                                  Attn: Robert F. Neil, Chief Executive Officer
                                  Facsimile No.: (404) 843-5586

         with a copy (which shall not constitute notice) to:

                                  Dow, Lohnes & Albertson, PLLC
                                  1200 New Hampshire Avenue, N.W.
                                  Suite 800
                                  Washington, D.C.  20554
                                  Attn: Kevin F. Reed, Esq.
                                  Facsimile No.: (202) 776-2222

Any party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section providing for the giving of notice.

         12.4. Captions. The captions of Articles and Sections of this Agreement are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         12.5. Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to principles of conflicts of laws.

         12.6. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof. This Agreement has been prepared by all of the parties hereto, and no inference of ambiguity against the drafter of a document therefore applies against any party hereto.

         12.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.

         12.8. Severability. Except to the extent that such unenforceability would deprive either party of the substantial value of its bargain, if any court shall determine that any aspect of this Agreement is unenforceable, it is the intention of the parties that it shall not thereby terminate, but shall be deemed amended to the extent required to render it valid and enforceable and such provision shall be deemed severed from this Agreement, but in any event, every other provision of this Agreement shall remain in full force and effect.

         12.9. Interpretation. If there are multiple Sellers, references herein to Seller shall be construed case by case to refer to any, some or all Sellers as the context requires to enable Buyer to obtain the fullest benefit of this Agreement, and all Sellers shall be jointly and severally liable for all representations, warranties, covenants, agreements, liabilities and other obligations of any one or all of the Sellers under this Agreement or any Other Document whether or not so indicated in any other provision of this Agreement or any Other Document.

                            [SIGNATURE PAGE FOLLOWS]

                   SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


BUYER:                          COX RADIO, INC.

                                By:
                                   -------------------------------
                                Name:
                                     -----------------------------
                                Title:
                                      ----------------------------



COMPANY:                        MIDWESTERN BROADCASTING
                                COMPANY, INC.

                                By:
                                   -------------------------------
                                Name:
                                     -----------------------------
                                Title:
                                      ----------------------------



SELLER:                         ----------------------------------
                                Lewis W. Dickey, Sr., an individual



                                ----------------------------------
                                Patricia A. Dickey, an individual



                                ----------------------------------
                                Patricia L. Dickey, an individual